UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 15, 2015

Rosetta Stone Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34283	043837082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1919 North Lynn St., 7th Fl., Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

703-387-5800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c), (e)

Rosetta Stone Inc. (the "Company") filed a Current Report on Form 8-K on March 30, 2015 to report (i) the resignation of Stephen M. Swad as a member of the Board of Directors (the "Board"), effective immediately, and as President and Chief Executive Officer of the Company, effective April 1, 2015, and (ii) the appointment of A. John Hass as Interim President and Chief Executive Officer of the Company, effective April 1, 2015. This Amendment No. 1 is being filed to report the compensation arrangements payable to Mr. Swad and Mr. Hass in connection with these events.

Stephen M. Swad
The Board has engaged Mr. Swad as Advisor to the Chief Executive Officer to assist with the transition until May 1, 2015. During this period, Mr. Swad will continue to receive the same base salary and benefits that were in effect on the day he resigned as President and Chief Executive Officer. On May 1, 2015, Mr. Swad's employment with the Company will end.

In addition, on April 15, 2015, the Board of Directors determined that Mr. Swad's resignation from his position as President and Chief Executive Officer will be treated as an involuntary termination of employment not for cause under his Executive Employment Agreement effective as of November 9, 2010, as amended effective as of December 22, 2011 and as further amended effective as of February 22, 2012 (as amended, the "Former Executive's Employment Agreement"), and approved a compensation package to be awarded to Mr. Swad as described below and in accordance with a form of Agreement and General Release (the "Release"). Subject to execution and non-revocation of the Release, under the Release, Rosetta Stone Ltd., a wholly-owned subsidiary of the Company, will provide specified benefits and pay Mr. Swad those amounts as set forth in Section 6(a) of the Former Executive's Employment Agreement, in consideration of each party providing to the other a legal release of claims and of Mr. Swad fulfilling other obligations and undertakings. The Former Executive's Employment Agreement including the amendments are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (Exhibits 10.22 and 10.23) and Current Report on Form 8-K filed on October 13, 2010.

The payments comprise (i) a lump sum payment in cash equal to 18 months of Mr. Swad's annual base salary, (ii) a lump sum payment in cash equal to 18 months of premium payments for basic life insurance and AD&D coverage calculated as in effect immediately prior to May 1, 2015, (iii) the pro rata portion, if any, of Mr. Swad's annual bonus earned up until May 1, 2015 in accordance with the terms of the then-current bonus policy, and (iv) up to 18 months of payments of Mr. Swad's (including covered dependents) COBRA health benefits premiums, if Mr. Swad timely elects to continue coverage of his COBRA health benefits and unless and until he becomes eligible for alternative health insurance benefits. Pursuant to the Former Executive's Employment Agreement, Mr. Swad will receive an acceleration of vesting of his restricted stock awards. Mr. Swad's non-qualified stock options that are not vested as of May 1, 2015 will be forfeited, and he will be afforded the amount of time to exercise his vested non-qualified stock options as set forth in his award agreements, which is the later of 60 days from May 1, 2015 or 30 days following the expiration of a company securities trading blackout period.

A. John Hass
On April 15, 2015, the Board approved an Executive Employment Agreement between Rosetta Stone Ltd., a wholly-owned subsidiary of the Company, and Mr. Hass, as Interim President and Chief Executive Officer (the “Executive Employment Agreement”), effective as of April 1, 2015. Under the Executive Employment Agreement, Mr. Hass will receive a monthly base salary of $30,000, a grant on April 15, 2015 of 444,000 non-qualified stock options to vest over twelve months with 1/12 vesting each month, and a grant of 45,600 shares of restricted stock to vest over twelve months with 1/12 vesting each month. In the event that Mr. Hass ceases to serve as Interim President and Chief Executive Officer before such stock option and restricted stock awards are fully vested, vesting on such awards shall cease and any unvested options or shares shall be forfeited, even if he continues to serve on the Board of Directors. Mr. Hass will be entitled to participate in the Company's employee benefit, retirement and health plans, and will receive other benefits such as temporary and furnished corporate housing in the Arlington, Virginia area and one weekly round-trip coach class airfare from Arlington, Virginia to Chicago, Illinois. Under the Executive Employment Agreement, Mr. Hass will be obligated to comply with customary restrictions on confidentiality, intellectual property ownership rights, noncompetition and nonsolicitation, and the Company will be obligated to hold harmless, indemnify and advance legal expenses arising from or out of Mr. Hass's performance as an employee, officer or director of the Company. The Company's Indemnification Agreement with Mr. Hass effective as of November 18, 2014 will continue in effect. A form of the indemnification agreement was filed as an exhibit to the Company's Registration Statement on Form S-1, as amended (File No. 333-153632). As is the case with the Company's other executive officers, Mr. Hass's performance-based compensation could be subject to recoupment in the event of a material restatement or adjustment of the Company's financial statements, as set forth in the Company's Policy on Recoupment of Performance Based Compensation, which has been filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       April 15, 2015

ROSETTA STONE INC.
By:	/s/ Sonia G. Cudd
	Name:	Sonia G. Cudd
	Title:	General Counsel and Secretary